Exhibit 99

NEWS BULLETIN	HEMAGEN(R)DIAGNOSTICS, INC. 9033 Red Branch Road, Columbia, MD 21045

AT THE COMPANY:
William P. Hales, President & CEO
(443) 367-5500 Tel.
(443) 367-5527 Fax

FOR IMMEDIATE RELEASE February 15, 2005	OTC: HMGN.OB

HEMAGEN REPORTS FIRST QUARTER FINANCIAL RESULTS

COLUMBIA, MD — Hemagen Diagnostics, Inc. (OTC: HMGN.OB) a biotechnology company that develops, manufactures, and markets proprietary medical diagnostic test kits, today reported operating results for the first fiscal quarter ended December 31, 2004. For the three-month period ended December 31, 2004, the net loss was $235,000 or $(0.02) per share, compared to a net loss of $574,000 or ($0.06) per share for the period ended December 31, 2003. After adjusting for non-cash charges including depreciation, amortization, and non-cash interest, the net loss for the quarter ended December 31, 2004 was $103,000 compared to a net loss of $68,000 for the quarter ended December 31, 2003.

Revenues for the quarter ended December 31, 2004 were $1,778,000 as compared to revenues of $1,650,000 for the quarter ended December 31, 2003, an increase of $128,000 or 8%. The increase in sales for the three-month period ended December 31, 2004 were mainly attributable to higher sales at the Company’s Raichem Division of approximately $137,000.

Gross Margins for the quarter ended December 31, 2004 were 28% of sales, as compared to 33% for the quarter ended December 31, 2003. Margins were lower than the previous period due to higher costs with the Company’s Analyst product line and lower production of the Company’s Virgo products.

At December 31, 2004, Hemagen had working capital of $3,209,000 and a current ratio of 3.3 to 1.0 compared to working capital of $3,775,000 and a current ratio of 4.3 to 1.0 at December 31, 2003. Hemagen had $307,000 of cash on hand at December 31, 2004, as compared to cash on hand of $724,000 at December 31, 2003, a decrease of $417,000, which mainly resulted from the cash used from operations.

William P. Hales, President and CEO, said, “We are pleased with the improvement in our first quarter sales levels and continue to make progress in improving our operations. Our number one focus is on increasing revenues through core growth, the introduction of new internally developed products, expanding our current distributor base, as well as increasing our OEM business. We remain focused on our goal of building shareholder value and positioning the company for sustained profitability.”

HEMAGEN DIAGNOSTICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
	Dec. 31, 2004	Dec. 31, 2003
Revenues	$1,778,000	$1,650,000
Costs and Expenses:
Cost of Product sales	1,273,000	1,111,000
Research and development	62,000	49,000
Selling, general and administrative	572,000	573,000

Operating loss	(129,000)	(83,000)
Other expenses, net	(95,000)	(491,000)
Income tax expense	(11,000)	--

Net loss	($ 235,000)	($ 574,000)

Net loss per share-Basic and Diluted	($ 0.02)	($ 0.06)

RECONCILIATION OF EARNINGS BEFORE NON-CASH CHARGES
FOR THE THREE-MONTH PERIODS ENDED DECEMBER 31, 2004 (UNAUDITED)

	Three Months Ended
	Dec 31, 2004	Dec 31, 2003
Net loss	($235,000)	($574,000)
Adjusted for:
Depreciation and Amortization	117,000	156,000
Non-cash amortization of debt discount	15,000	350,000
Other non-cash charges	--	--

Net loss before non cash charges	($103,000)	($ 68,000)

This reconciliation of Earnings before non-cash charges is presented because the company believes it is important to see the impact of the amortization charges related to the 8% Senior Secured Convertible Notes which were exchanged effected September 30, 2004.

Hemagen Diagnostics, Inc., is a biotechnology company that develops, manufactures, and markets more than 150 FDA-cleared proprietary medical diagnostic test kits used to aid in the diagnosis of certain autoimmune and infectious diseases, a complete line of Clinical Chemistry Reagents through its wholly owned subsidiary RAICHEM, the Analyst®, an FDA-cleared Benchtop Clinical Chemistry System used to measure important constituents in human and animal blood, and the Endochek, a clinical chemistry analyzer used to measure important constituents in animal blood. In the United States, the Company sells its products directly to physicians, veterinarians, clinical laboratories and blood banks and on a private-label basis through multinational distributors of medical supplies. Internationally, the Company sells its products primarily through distributors. The Company sells the Analyst® and the Endochek both directly and through distributors servicing both physicians’ office laboratories and veterinarians’ offices. Hemagen’s products are used in many of the largest laboratories, hospitals and blood banks around the world. Hemagen sells its products to over 1,000 customers worldwide. The Company focuses on markets that offer significant growth opportunities. The Company was incorporated in 1985 and became publicly traded in 1993.

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, including those described in the Company’s Securities and Exchange Commission Reports and Filings.

Certain Statements contained in this News Bulletin that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward looking statements because they involve unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Forward looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning the establishments of reserves and adjustments for dated and obsolete products, expected financial performance, on-going business strategies and possible future action, which Hemagen intends to pursue to achieve strategic objectives, constitute forward-looking information. The sufficiency of such reserves and adjustments, expected performance, implementation of on-going business strategies and possible future action, the achievement of financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance to differ materially from these forward looking statements, include without limitation, management’s analysis of Hemagen’s assets, liabilities and operations, the failure to sell date sensitive inventory prior to its expiration, the inability of particular products to support goodwill allocated to them, competition, new product development by competitors which could render particular products obsolete, the inability to develop or acquire and successfully introduce new products or improvements of existing product costs and difficulties in complying with laws and regulations administered by the U. S. Food and Drug Administration and the ability to assimilate successfully product acquisitions.